QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.5

CHANGE OF CONTROL AGREEMENT

        AGREEMENT by and between CAESARS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and BERNARD E. DeLURY, JR. (the "Employee"), dated as of the 26th day of May, 2004.

        The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

  1.
  Certain Definitions.

          (a)   The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section l(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Employee's employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by Employee that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

          (b)   The "Change of Control Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of such date or (ii) the first day of the month next following the Employee's attainment of age 65; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the first day of the month coinciding with or next following the Employee's attainment of age 65, unless at least 60 days prior to the Renewal Date the Company shall give the Employee written notice that the Change of Control Period shall not be so extended.

          (c)   The "Employment Agreement" shall mean the Employment Agreement by and between the Company and the Employee on the Effective Date.

        2.    Change of Control.    For the purpose of this Agreement, a "Change of Control" shall mean:

          (a)   An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (a "Control Purchase"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this definition; or (5) any acquisition by Barron Hilton or the Conrad N. Hilton Fund; or

          (b)   A change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual, who becomes a member of the Board subsequent to the effective date of this Agreement, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (c)   The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (d)   A complete liquidation or dissolution of the Company.

        3.    Employment Period.    If there is a Change of Control, the Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the earlier to occur of (a) the later of (i) the third anniversary of such date, and (ii) the expiration of the Term (as set forth in the Employment Agreement), or (b) the first day of the month coinciding with or next following the Employee's attainment of age 65 (the "Employment Period").

        4.    Terms of Employment.

          (a)   Position and Duties.

            (i)    During the Employment Period, (A) the Employee's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and subject to the provisions of the Employment Agreement, assigned at any time during the 90-day period immediately preceding the Effective Date and (B) subject to the provisions of the Employment Agreement, the Employee's services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or any office or location less than thirty-five (35) miles from such location.

            (ii)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder and as provided in the Employment Agreement, to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, (C) manage personal investments or (D) participate as a member or consultant to professional associations and to otherwise participate in the activities of associations in such manner as has been historically conducted by the Employee, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.

          (b)   Compensation.

            (i)    Base Salary.    During the Employment Period, the Employee shall receive an annual base salary ("Base Salary") at a monthly rate at least equal to the highest monthly base salary paid or payable to the Employee by the Company during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key employees of the Company and its subsidiaries. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary shall not be reduced after any such increase.

            (ii)    Annual Bonus.    In addition to Base Salary, the Employee shall be awarded, for each fiscal year during the Employment Period, an annual bonus (an "Annual Bonus") (either pursuant to the incentive compensation plan of the Company or otherwise) in cash at least equal to the average bonus payable to the Employee from the Company and its subsidiaries in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs.

            (iii)    Incentive, Savings and Retirement Plans.    In addition to Base Salary and Annual Bonus payable as hereinabove provided, the Employee shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other key employees of the Company and its subsidiaries (including the Company's employee benefit plans, in each case providing benefits which are the economic equivalent to those in effect on the Effective Date or as subsequently amended for employees generally). Such plans, practices, policies and programs, in the aggregate, shall provide the Employee with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Employee under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries.

            (iv)    Welfare Benefit Plans.    During the Employment Period, the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries.

            (v)    Expenses.    During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries.

            (vi)    Fringe Benefits.    During the Employment Period, the Employee shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries.

          (c)    Office and Support Staff.    During the Employment Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Employee by the Company and its subsidiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter with respect to other similarly situated key employees of the Company and its subsidiaries.

          (d)    Vacation.    During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries.

          (e)    Indemnification.    During the term of the Employee's employment with the Company and for a period of not less than three years (or, if applicable, such longer period as the Company then provides coverage for its executives generally) after the Date of Termination (as defined below) the Employee shall be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Employee has been customarily indemnified during the Change of Control Period.

5.
Termination.

          (a)    Death or Disability.    This Agreement shall terminate automatically upon the Employee's death. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" means disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b)    Cause.    During the Employment Period, the Company may terminate the Employee's employment for Cause (as provided in the Employment Agreement).

          (c)    Good Reason.    During the Employment Period, the Employee's employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" means:

            (i)    the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements) or the Employment Agreement, authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement or the Employment Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

            (ii)   any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

            (iii)  the Company's requiring the Employee to be based at any office or location other than that described in Section 4(a)(i)(B) hereof, except for travel reasonably required in the performance of the Employee's responsibilities;

            (iv)  any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement or the Employment Agreement; or

            (v)   any failure by the Company to comply with and satisfy Section 1l(c) of this Agreement.

            For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Employee shall be conclusive.

          (d)    Notice of Termination.    During the Employment Period, any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Employee to set forth in the Notice of

  Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

          (e)    Date of Termination.    During the Employment Period, "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

6.
Obligations of the Company upon Termination.

          (a)    Death.    If the Employee's employment is terminated during the Employment Period by reason of the Employee's death, this Agreement shall terminate without further obligations to the Employee's legal representatives under this Agreement, other than those obligations specifically provided for in this Agreement or the Employment Agreement (which shall be paid in accordance with their terms) and obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, which shall include for this purpose (i) the Employee's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time from the start of the 90-day period preceding the Effective Date through the Date of Termination (the "Highest Base Salary"), (ii) the product of the Annual Bonus paid to the Employee for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any compensation previously deferred by the Employee (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In the event that the benefits hereunder are greater than those provided in the Employment Agreement in the event of death, the benefits hereunder shall be paid superceding the provisions of the Employment Agreement, otherwise the provisions of the Employment Agreement shall govern. Anything in this Agreement to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect on the date of the Employee's death with respect to the Employee.

          (b)    Disability.    If the Employee's employment is terminated by reason of the Employee's Disability, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. In the event that benefits payable hereunder in the event of termination due to Employee's Disability are greater than those payable under the Employment Agreement, the provisions of this Agreement shall govern and supercede the provisions of the Employment Agreement, otherwise, the provisions of the Employment Agreement shall govern. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the

  Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter prior to the Disability Effective Date with respect to the Employee.

          (c)    Cause; Other than for Good Reason.    If the Employee's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Employee. If the Employee terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination.

          (d)    Good Reason; Other Than for Cause or Disability.    If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause, Disability, or death (including termination without cause as provided in the Employment Agreement), or if the Employee shall terminate his employment for Good Reason and the Employee executes, and does not revoke, a written release, substantially in the form then used by the Company for its executives generally, of any and all claims against the Company and all related parties with respect to all matters arising out of the Employee's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Employee participated and under which the Employee has accrued a benefit), or the termination thereof,

            (i)    the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

              (A)  to the extent not theretofore paid, the Employee's Highest Base Salary through the Date of Termination; and

              (B)  the product of (x) the Annual Bonus paid to the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the Annual Bonus paid to the Employee for the last full fiscal year prior to the Effective Date (as applicable, the "Recent Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

              (C)  the product of (x) 1.0 and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and

              (D)  in exchange for the Employee's obligations under Section 10 of this Agreement, the product of (x) 1.0 and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and

              (E)  in the case of compensation previously deferred by the Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

              (F)  the Employee shall be entitled to receive a lump-sum cash payment equal to the amount which the Company would have credited to the Employees Company Contribution Account under the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan") during the remainder of the Employment Period if during the remainder of the Employment Period the Employee had deferred under the

      Deferred Compensation Plan the average amount of deferral the Employee had elected with respect to the Employee's Compensation for the 12 months immediately preceding the Date of Termination and if the Employee's annual Compensation during the Employment Period were equal to the sum of the Employee's Highest Base Salary and Recent Bonus.

            (ii)   for the remainder of the Employment Period, or such longer period as the Employment Agreement or any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4(b)(iv) and (vi) of this Agreement if the Employee's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter prior to termination with respect to the Employee and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

        7.    Non-exclusivity of Rights.    During and after the Employment Period, nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or for which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

        8.    Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others except as specifically provided herein. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and it is agreed that the Company shall not have any right of set off for amounts due hereunder should Employee obtain such other employment. The Company and Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Las Vegas, Nevada, of all claims or controversies arising out of this Agreement other than a claim for equitable relief or seeking an injunction. The Company shall pay the fees and costs of the arbitrator and all other costs in connection with any arbitration, including reasonable legal fees and expenses, unless the arbitrator shall determine that such claim or controversy was without reasonable basis or that payment of such legal fees and expenses would otherwise be unfair to the Company.

        9.    Certain Additional Payments by the Company.

          (a)   Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Employee shall be paid an additional amount (the

  "Gross-Up Payment") such that the net amount retained by the Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence (or, if greater, the state and locality in which the Employee is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b)   All determinations to be made under this Section 9 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.

          (c)   The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment (taking into account any amounts theretofore already paid by the Company). Such notification shall be given as soon as practicable but no later than ten business days after the Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

            (i)    give the Company any information reasonably requested by the Company relating to such claim;

            (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (iii)  cooperate with the Company in good faith in order to effectively contest such claim; and

            (iv)  permit the Company to participate in any proceedings relating to such claim, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Employee to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)   If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Section, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of subsection (b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Section, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e)   All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

        10.    Confidential Information; Non-solicitation; Non-competition.    In exchange for the Company agreeing to the payment to the Employee provided under subsection (d)(i)(D) of Section 6, the Employee agrees as follows:

          (a)   The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Employee obtains during the Employee's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Employee's violation of this subsection (a) of Section 10) ("Confidential Information"). The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Employee's employment with the Company, except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall an asserted violation of the provisions of this paragraph (a) of Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

          (b)   For a period of one year after the expiration or termination of the Employee's employment with the Company, the Employee will not, except with the prior written consent of the

  Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged at the Date of Termination or expiration of the Employment Period. In addition, the Employee agrees that he will not, for a period of two years after the expiration or termination of the Employee's employment with the Company, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any managerial or higher level person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries.

          (c)   The Employee acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by the Company to consult Employee's own legal counsel in respect of this Agreement, and (ii) that the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee's counsel. The Employee further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Employee agrees that the Employee's right to the payments specified above in consideration for his undertakings under this Section shall be forfeited and Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits in the event of any violation of this Section, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled; provided, however, that the foregoing remedies shall be conditioned upon the Company providing the Employee with at least 30 days written notice of its good faith belief that a violation of the Employee's undertakings hereunder has occurred and Employee failing to cease any such prohibited activity within 30 days after such written notice is given. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Nevada, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Las Vegas, Nevada, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Employee may have to the laying of venue of any such suit, action or proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12 hereof.

        11.    Successors.

          (a)   This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        12.    Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Employee:
        Bernard E. DeLury, Jr.
        807 Sterling Place
        Brigantine, NJ 08203

        If to the Company:
        Caesars Entertainment, Inc.
        3930 Howard Hughes Parkway
        Las Vegas, NV 89109
        Attention: President and Chief Executive Officer

          or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)   The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)   The Employee's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

          (f)    The Employee and the Company acknowledge that, except as may be otherwise provided in the Employment Agreement, the employment of the Employee by the Company is "at will", and, prior to the Effective Date, may be terminated by either the Employee or the Company at any time. Upon a termination of the Employee's employment or upon the Employee's ceasing to be an officer of the Company, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

          (g)   The Company represents and warrants that; (i) it is fully authorized and empowered to enter into this Agreement; (ii) its Board of Directors has approved this Agreement and (iii) the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

          (h)   This Agreement may be executed in two or more counterparts and by facsimile, all of which when taken together shall constitute a signed agreement.

        IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CAESARS ENTERTAINMENT, INC.

Attest:	/s/ ILLEGIBLE

Assistant Secretary (Assistant) Secretary

		By:	/s/ WALLACE R. BARR Wallace R. Barr President and Chief Executive Officer

EMPLOYEE:

/s/ BERNARD E. DELURY, JR. Bernard E. DeLury, Jr.

QuickLinks

  EXHIBIT 10.5
CHANGE OF CONTROL AGREEMENT